Exhibit 99.2

FOUR OAKS FINCORP, INC. ANNOUNCES RIGHTS OFFERING

FOUR OAKS, N.C. – (Business Wire) – March 26, 2014 – Four Oaks Fincorp, Inc. (OTCBB: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced that the Company intends to conduct a rights offering of up to approximately $26.6 million (the “Rights Offering”).
In the Rights Offering, the Company will distribute, at no charge, non-transferable subscription rights to its shareholders as of a future record date. For each share of common stock, $1.00 par value per share (the “Common Stock”), held as of the record date, a shareholder will receive a non-transferable right to purchase three shares of Common Stock at a subscription price of $1.00 per share (the “Basic Subscription Privilege”). Shareholders who exercise their Basic Subscription Privilege in full will have the opportunity to subscribe for additional shares in the event that not all available shares are purchased pursuant to the Basic Subscription Privilege or by Kenneth R. Lehman pursuant to the Securities Purchase Agreement, dated March 24, 2014, subject to certain limitations.
Subject to review of the registration statement to be filed with the Securities and Exchange Commission, the Company intends to commence the Rights Offering during the second quarter of 2014.
Cautionary Statement
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock in the Rights Offering, nor shall there be any sale of such shares of Common Stock in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offering of Common Stock in the Rights Offering will be made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), copies of which will be mailed to all eligible record date shareholders.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs and assumptions and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports. You are cautioned not to place undue reliance on these forward-looking statements, which are based on the Company’s expectations as of the date of this press release and speak only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer
Nancy S. Wise, Executive Vice President and Chief Financial Officer
(919) 963-2177